     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2001


                                                      REGISTRATION NO. 333-54326
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        REGENERON PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         NEW YORK                                                   13-3444607
              (STATE OR OTHER JURISDICTION OF                                    (I.R.S. EMPLOYER
              INCORPORATION OR ORGANIZATION)                                    IDENTIFICATION NO.)

                          777 OLD SAW MILL RIVER ROAD
                         TARRYTOWN, NEW YORK 10591-6707
                                 (914) 347-7000
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            STUART A. KOLINSKI, ESQ.
                                GENERAL COUNSEL
                        REGENERON PHARMACEUTICALS, INC.
                          777 OLD SAW MILL RIVER ROAD
                         TARRYTOWN, NEW YORK 10591-6707
                                 (914) 347-7000
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

DAVID J. GOLDSCHMIDT, ESQ.                                                      JI HOON HONG, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                                        SHEARMAN & STERLING
FOUR TIMES SQUARE                                                              599 LEXINGTON AVENUE
NEW YORK, NEW YORK 10036-6522                                              NEW YORK, NEW YORK 10022-6069
(212) 735-3000                                                                    (212) 848-4000

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Post-Effective Amendment Registration Statement becomes effective.


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--------------------------------------------------------------------------------

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1        --   Form of Underwriting Agreement.
 4.1      --   Stock Purchase Agreement dated January 13, 1988, by and
               between the Company, Leonard S. Schleifer and ML Venture
               Partners II, L.P. (the "Stock Purchase Agreement").
               Incorporated by reference to Exhibit 10.1 to Regeneron's
               Registration Statement on Form S-1 (File No. 33-39043) (the
               "Regeneron S-1").
 4.2      --   Amendment to the Stock Purchase Agreement dated March 3,
               1989. Incorporated by reference to Exhibit 10.2 to the
               Regeneron S-1.
 4.3      --   Letter Agreement dated November 27, 1989, amending the Stock
               Purchase Agreement. Incorporated by reference to Exhibit
               10.13 to the Regeneron S-1.
 4.4      --   Class B Convertible Preferred Stock Purchase Agreement dated
               November 22, 1988, by and between the Company and each
               purchaser set forth on Exhibit A thereto. Incorporated by
               reference to Exhibit 10.3 to the Regeneron S-1.
 4.5      --   Class D Convertible Preferred Stock Purchase Agreement dated
               August 31, 1990, by and between the Company and Amgen Inc.
               Incorporated by reference to Exhibit 10.9 to the Regeneron
               S-1.
 4.6      --   Registration Rights Agreement, dated as of July 22, 1993, by and between the Company and Glaxo Group Limited.
               Incorporated by reference to Exhibit 4.7 to Regeneron's
               Registration Statement on Form S-3 (File No. 33-66788).
 4.7      --   Registration Rights Agreement, dated as of April 15, 1996, by and between the Company and Amgen Inc. Incorporated by
               reference to Exhibit 10.3 to Regeneron's Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.
 4.8      --   Registration Rights Agreement, dated as of June 27, 1996, by and between the Company and Medtronic, Inc. Incorporated by reference to Exhibit 10.6 to Regeneron's Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.
 4.9      --   Registration Rights Agreement, dated as of December 11,
               1996, by and between the Company and Procter & Gamble
               Pharmaceuticals. Incorporated by reference to Exhibit 10.30 to Regeneron's Form 10-K for the fiscal year ended December
               31, 1996, filed March 26, 1997.
 4.10     --   Registration Rights Agreement, dated as of May 13, 1997, by and between the Company and Procter & Gamble
               Pharmaceuticals. Incorporated by reference to Exhibit 10.3 to Regeneron's Form 10-Q for the quarter ended June 30,
               1997, filed August 12, 1997.
 4.11     --   Form of Certificate of shares of common stock. Incorporated by reference to Exhibit (a) to the Company's Form 8-A, filed with the Commission on February 20, 1991.
 5        --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1*     --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants.
23.2*     --   Consent of Ernst & Young LLP, Independent Auditors.
23.3      --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
               Included in Exhibit 5.
 24*      --   Powers of Attorney.


---------------

* Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Tarrytown, State of New York on March 20, 2001.


                            REGENERON PHARMACEUTICALS, INC.

                            By: /s/  LEONARD S. SCHLEIFER, M.D., PH.D.
                               -------------------------------------------------
                                       Leonard S. Schleifer, M.D., Ph.D.
                                         President and Chief Executive
                                                    Officer


                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
                         *                           Chairman of the Board              March 20, 2001
---------------------------------------------------
               P. Roy Vagelos, M.D.

       /s/ LEONARD S. SCHLEIFER, M.D., PH.D          President, Chief Executive         March 20, 2001
---------------------------------------------------    Officer and Director (Principal
         Leonard S. Schleifer, M.D., Ph.D              Executive Officer)

                         *                           Senior Vice President, Finance &   March 20, 2001
---------------------------------------------------    Administration, Chief Financial
                Murray A. Goldberg                     Officer, Treasurer, and
                                                       Assistant Secretary (Principal
                                                       Financial Officer)

                         *                           Controller and Assistant           March 20, 2001
---------------------------------------------------    Treasurer (Principal Accounting
                Douglas S. McCorkle                    Officer)

                       /s/ *                                     Director               March 20, 2001
---------------------------------------------------
                 Charles A. Baker

                       /s/ *                                     Director               March 20, 2001
---------------------------------------------------
              Michael S. Brown, M.D.

                       /s/ *                                     Director               March 20, 2001
---------------------------------------------------
           Alfred G. Gilman, M.D., Ph.D.

                       /s/ *                                     Director               March 20, 2001
---------------------------------------------------
             Joseph L. Goldstein, M.D.

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

                       /s/ *                                     Director               March 20, 2001
---------------------------------------------------
                 Fred A. Middleton

                       /s/ *                                     Director               March 20, 2001
---------------------------------------------------
              Eric M. Shooter, Ph.D.

                       /s/ *                                     Director               March 20, 2001
---------------------------------------------------
                  George L. Sing

     *By:/s/ LEONARD S. SCHLEIFER, M.D., PH.D.               Attorney-In-Fact           March 20, 2001
---------------------------------------------------
         Leonard S. Schleifer, M.D., Ph.D.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   1      --   Form of Underwriting Agreement.
   4.1    --   Stock Purchase Agreement dated January 13, 1988, by and
               between the Company, Leonard S. Schleifer and ML Venture
               Partners II, L.P. (the "Stock Purchase Agreement").
               Incorporated by reference to Exhibit 10.1 to Regeneron's
               Registration Statement on Form S-1 (File No. 33-39043) (the
               "Regeneron S-1").
   4.2    --   Amendment to the Stock Purchase Agreement dated March 3,
               1989. Incorporated by reference to Exhibit 10.2 to the
               Regeneron S-1.
   4.3    --   Letter Agreement dated November 27, 1989, amending the Stock
               Purchase Agreement. Incorporated by reference to Exhibit
               10.13 to the Regeneron S-1.
   4.4    --   Class B Convertible Preferred Stock Purchase Agreement dated
               November 22, 1988, by and between the Company and each
               purchaser set forth on Exhibit A thereto. Incorporated by
               reference to Exhibit 10.3 to the Regeneron S-1.
   4.5    --   Class D Convertible Preferred Stock Purchase Agreement dated
               August 31, 1990, by and between the Company and Amgen Inc.
               Incorporated by reference to Exhibit 10.9 to the Regeneron
               S-1.
   4.6    --   Registration Rights Agreement, dated as of July 22, 1993, by and between the Company and Glaxo Group Limited.
               Incorporated by reference to Exhibit 4.7 to Regeneron's
               Registration Statement on Form S-3 (File No. 33-66788).
   4.7    --   Registration Rights Agreement, dated as of April 15, 1996, by and between the Company and Amgen Inc. Incorporated by
               reference to Exhibit 10.3 to Regeneron's Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.
   4.8    --   Registration Rights Agreement, dated as of June 27, 1996, by and between the Company and Medtronic, Inc. Incorporated by reference to Exhibit 10.6 to Regeneron's Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.
   4.9    --   Registration Rights Agreement, dated as of December 11,
               1996, by and between the Company and Procter & Gamble
               Pharmaceuticals. Incorporated by reference to Exhibit 10.30 to Regeneron's Form 10-K for the fiscal year ended December
               31, 1996, filed March 26, 1997.
   4.10   --   Registration Rights Agreement, dated as of May 13, 1997, by and between the Company and Procter & Gamble
               Pharmaceuticals. Incorporated by reference to Exhibit 10.3 to Regeneron's Form 10-Q for the quarter ended June 30,
               1997, filed August 12, 1997.
   4.11   --   Form of Certificate of shares of common stock. Incorporated by reference to Exhibit (a) to the Company's Form 8-A, filed with the Commission on February 20, 1991.
   5      --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
  23.1*   --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants.
  23.2*   --   Consent of Ernst & Young LLP, Independent Auditors.
  23.3    --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
               Included in Exhibit 5.
 24*      --   Powers of Attorney.


---------------

* Previously filed.